Exhibit 21.1

List of Subsidiaries

As of April 1, 2019

Entity Name	Jurisdiction of Organization
Camelot Finance S.A.	Luxembourg
Camelot Holdings (Jersey) Limited	Jersey
Camelot UK Bidco Limited	United Kingdom
Camelot UK Holdco Limited	United Kingdom
Camelot UK Top Holdco Limited	United Kingdom
Camelot U.S. Acquisition 1 Co.	Delaware
Camelot U.S. Acquisition 2 Co.	Delaware
Camelot U.S. Acquisition 4 Co.	Delaware
Camelot U.S. Acquisition 5 Co.	Delaware
Camelot U.S. Acquisition 6 Co.	Delaware
Camelot U.S. Acquisition 7 Co.	Delaware
Camelot U.S. Acquisition LLC	Delaware
Centre for Medicines Research International Limited	United Kingdom
Clarivate Analytics (Belgium) N.V.	Belgium
Clarivate Analytics (Compumark) Inc.	Delaware
Clarivate Analytics (Deutschland) GmbH	Germany
Clarivate Analytics (Japan) Co., Ltd	Japan
Clarivate Analytics (UK) Limited	United Kingdom
Clarivate Analytics (US) LLC	Delaware
Clarivate Analytics Scientific Information Services (Beijing) Company Ltd.	China
MarkMonitor Inc.	Delaware
TRCPL Projects Private Limited	India